Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to the Registration Statement of EyeGate Pharmaceuticals, Inc. (the "Company") on Form S-1 (333-197725) to be filed on or about November 20, 2014 of our report dated May 13, 2014, except for Note 2 and Note 15, Reverse Stock Split, as to which date is September 25, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and the cumulative period from December 26, 2004 (inception) to December 31, 2013. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

New York, New York

November 20, 2014